Exhibit 99.4

Genesis Energy, L.P. Announces Public Offering of Senior Notes

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced the commencement of a registered underwritten public offering of $750,000,000 in aggregate principal amount of senior unsecured notes due 2022. The notes will be co-issued with our subsidiary, Genesis Energy Finance Corporation, and will be guaranteed, with certain exceptions, by substantially all of our existing and future subsidiaries. We intend to use net proceeds from the offering to fund a portion of the purchase price for our recently announced pending acquisition of the offshore pipelines and services business of Enterprise Products Operating LLC and its affiliates.

BofA Merrill Lynch, BMO Capital Markets, Wells Fargo Securities, ABN AMRO, BBVA, Citigroup, Deutsche Bank Securities, RBC Capital Markets, Scotiabank and US Bancorp are acting as joint book-running managers for the offering. A copy of the preliminary prospectus supplement and accompanying base prospectus relating to this offering, when available, may be obtained from the underwriters as follows:

BofA Merrill Lynch	BMO Capital Markets
222 Broadway, New York, NY 10038	3 Times Square, 28th Floor
Attn: Prospectus Department	New York, NY 10036
email: dg.prospectus_requests@baml.com	Attention: Syndicate Department
Phone: (212) 702-1882

Wells Fargo Securities, LLC	ABN AMRO Securities (USA) LLC
550 South Tryon Street	Attn. Syndicate Dept.
7th Floor MAC D1086-070	100 Park Avenue, 17th Floor
Charlotte, NC 28202	New York, NY 10017
By email: cmclientsupport@wellsfargo.com,	Phone: (917) 284-6800
or Toll-Free: (800) 326-5897

BBVA	Citigroup
1345 Avenue of the Americas, 44th Floor	c/o Broadridge Financial Solutions
New York, NY 10105	1155 Long Island Avenue
Telephone: (212) 728-1500	Edgewood, New York 11717
Phone: 1-800-831-9146
Email: prospectus@citi.com

Deutsche Bank Securities	RBC Capital Markets
Attn: Prospectus Group	Attn: Prospectus Department
60 Wall Street	Three World Financial Center
New York, NY 10005	200 Vesey Street, 8th Floor
Telephone: (800) 503-4611	New York, NY 10281-8098
Email: prospectus.cpdg@db.com	Phone: (877) 822-4089

Scotiabank	US Bancorp
Attn: Debt Capital Markets	214 N. Tryon Street, 26th Floor
250 Vesey Street	Charlotte, North Carolina 28202
New York, NY 10281	Phone: (877) 558-2607
Telephone: (800) 372-3930	Fax: (877) 774-3462

You may also obtain these documents for free, when they are available, by visiting the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus supplement and accompanying base prospectus, each of which is part of our effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include onshore and offshore pipeline transportation, refinery services, marine transportation and supply and logistics. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements regarding our ability to successfully close the offering and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer